Exhibit 10.3
TERM LOAN NOTE
(Floating Rate)

$3,500,000.00	July 8, 2009
For value received, WOODARD—CM, LLC, a Delaware limited liability company, as principal (“Borrower”), promises to pay to the order of THE FROST NATIONAL BANK, a national banking association (“Lender”) at P.O. Box 34746, San Antonio, Texas 78265, or at such other address as Lender shall from time to time specify in writing, the principal sum of THREE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($3,500,000.00), in legal and lawful money of the United States of America, with interest on the outstanding principal from the date advanced until paid at the rate set out below. Interest shall be computed on a per annum basis of a year of 360 days and for the actual number of days elapsed, unless such calculation would result in a rate greater than the highest rate permitted by applicable law, in which case interest shall be computed on a per annum basis of a year of 365 days or 366 days in a leap year, as the case may be.
1. Payment Terms. Principal and interest shall be due and payable in monthly payments of $37,687.03 each, payable on the first Business Day of each and every calendar month, beginning August 1, 2009 and continuing regularly thereafter until July 10, 2012, or earlier as provided in the Term Loan Agreement, dated as of July 8, 2009, between Borrower and Lender (such agreement, together with all amendments, supplements, modifications and restatements, the “Loan Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meaning given to them in the Loan Agreement), when the entire amount hereof, principal and interest then remaining unpaid, shall be then due and payable; interest being calculated on the unpaid principal each day principal is outstanding and all payments made credited to any collection costs and late charges, to the discharge of the interest accrued and to the reduction of the principal, in such order as Lender shall determine.
The monthly payments of principal and interest on this Note have been calculated on the basis of an amortization of the principal balance hereof over a period of ten (10) years from the date hereof (the “Amortization Period”) based upon an interest rate of 5.25% per annum. It is intended by Lender and Borrower that the payments hereon shall always be sufficient to pay all accrued interest and some principal on this Note. Because of possible interest rate changes from time to time that could result in negative amortization of the principal balance hereof, and to maintain the present amortization schedule on this Note, Lender shall have the option, in its sole discretion, to adjust the payment amount every year during the term hereof, beginning one year from the date hereof to an amount satisfactory, in Lender’s sole discretion, to cover (i) all accrued, unpaid interest hereon, (ii) the principal reduction required to fully amortize the unpaid principal balance hereof in equal monthly payments over the then remaining portion of the Amortization Period, and (iii) all interest anticipated to accrue on this Note during the one-year period following a payment adjustment. Lender may choose not to change the payments on this Note in any year throughout the term hereof.
2. Late Charge. If a payment is made 10 days or more late, Borrower will be charged, in addition to interest, a delinquency charge of (i) 5% of the unpaid portion of the regularly scheduled payment, or (ii) $250.00, whichever is less. Additionally, upon maturity of this Note, if the outstanding principal balance (plus all accrued but unpaid interest) is not paid within 10 days of the maturity date, Borrower will be charged a delinquency charge of (i) 5% of the sum of the outstanding principal balance (plus all accrued but unpaid interest), or (ii) $250.00, whichever is less. Borrower agrees with Lender that the charges set forth herein are reasonable compensation to Lender for the handling of such late payments.

3. Interest Rate. Interest on the outstanding and unpaid principal balance hereof shall be computed at a per annum rate equal to the lesser of (a) a rate equal to the Prime Rate, plus two percent (2%) per annum, with said rate to be adjusted to reflect any change in said Prime Rate at the time of any such change or (b) the Highest Lawful Rate, but in no event shall interest contracted for, charged or received hereunder plus any other charges in connection herewith which constitute interest exceed the maximum interest permitted by applicable law, said rate to be effective prior to maturity (however such maturity is brought about). “Prime Rate” means for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, or if for any reason such rate is no longer available, the rate established by Lender as its prime rate. The Prime Rate shall change effective as of the date of any change as published in The Wall Street Journal or as established by Lender, as appropriate. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to another customer.
4. Default Rate. Matured unpaid principal and interest shall bear interest from date of maturity until paid at the Highest Lawful Rate.
5. Prepayment. Borrower reserves the right to prepay, prior to maturity, all or any part of the principal of this Note without penalty. Any prepayments shall be applied first to accrued interest and then to principal. Borrower will provide written notice to the holder of this Note of any such prepayment of all or any part of the principal at the time thereof. All payments and prepayments of principal or interest on this Note shall be made in lawful money of the United States of America in immediately available funds, at the address of Lender indicated above, or such other place as the holder of this Note shall designate in writing to Borrower. All partial prepayments of principal shall be applied to the last installments payable in their inverse order of maturity.
6. Default. It is expressly provided that upon default in the punctual payment of this Note or any part hereof, principal or interest, as the same shall become due and payable, or upon the occurrence of an Event of Default specified in any of the other Loan Documents (as defined below), the holder of this Note may, at its option, without further notice or demand, (i) declare the outstanding principal balance of and accrued but unpaid interest on this Note at once due and payable, (ii) refuse to advance any additional amounts under this Note, (iii) foreclose all liens securing payment hereof, (iv) pursue any and all other rights, remedies and recourses available to the holder hereof, including but not limited to any such rights, remedies or recourses under the Loan Documents, at law or in equity, or (v) pursue any combination of the foregoing; and in the event default is made in the prompt payment of this Note when due or declared due, and the same is placed in the hands of an attorney for collection, or suit is brought on same, or the same is collected through probate, bankruptcy or other judicial proceedings, then the Borrower agrees and promises to pay all costs of collection, including reasonable attorney’s fees.

7. Joint and Several Liability; Waiver. Each maker, signer, surety and endorser hereof, as well as all heirs, successors and legal representatives of said parties, shall be directly and primarily, jointly and severally, liable for the payment of all indebtedness hereunder. Lender may release or modify the obligations of any of the foregoing persons or entities, or guarantors hereof, in connection with this loan without affecting the obligations of the others. All such persons or entities expressly waive presentment and demand for payment, notice of default, notice of intent to accelerate maturity, notice of acceleration of maturity, protest, notice of protest, notice of dishonor, and all other notices and demands for which waiver is not prohibited by law, and diligence in the collection hereof; and agree to all renewals, extensions, indulgences, partial payments, releases or exchanges of collateral, or taking of additional collateral, with or without notice, before or after maturity. No delay or omission of Lender in exercising any right hereunder shall be a waiver of such right or any other right under this Note.
8. No Usury Intended; Usury Savings Clause. In no event shall interest contracted for, charged or received hereunder, plus any other charges in connection herewith which constitute interest, exceed the maximum interest permitted by applicable law. The amounts of such interest or other charges previously paid to the holder of the Note in excess of the amounts permitted by applicable law shall be applied by the holder of the Note to reduce the principal of the indebtedness evidenced by the Note, or, at the option of the holder of the Note, be refunded. To the extent permitted by applicable law, determination of the legal maximum amount of interest shall at all times be made by amortizing, prorating, allocating and spreading in equal parts during the period of the full stated term of the loan and indebtedness, all interest at any time contracted for, charged or received from the Borrower hereof in connection with the loan and indebtedness evidenced hereby, so that the actual rate of interest on account of such indebtedness is uniform throughout the term hereof.
9. Security. This Note has been executed and delivered pursuant to the Loan Agreement, and is secured by, inter alia, certain of the other Loan Documents.
10. Governing Law, Venue. This Note is being executed and delivered, and is intended to be performed in the State of Texas. Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note. In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Bexar County, Texas.
11. Purpose of Loan. Borrower agrees that no advances under this Note shall be used for personal, family or household purposes, and that all advances hereunder shall be used solely for business, commercial, investment, or other similar purposes.

12. Captions. The captions in this Note are inserted for convenience only and are not to be used to limit the terms herein.

BORROWER: WOODARD-CM, LLC
By:	/s/ C. Brett Burford
	Name:	C. Brett Burford
	Title:	Secretary and Chief Financial Officer

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